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                                                                    EXHIBIT 18.1

April 14, 2003

Richard A. Navarre
Executive Vice President and
   Chief Financial Officer
Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101

Dear Mr. Navarre:

As discussed in Note 3 of the Notes to unaudited condensed consolidated financial statements of Peabody Energy Corporation, included in its Form 10-Q for the quarter ended March 31, 2003, the Company changed its method of accounting for unrecognized net gains and losses for postretirement benefits other than pensions from a method that amortized such amounts in excess of a 5% corridor over a three-year period to a method that amortizes all unrecognized net gains and losses over the average remaining service period of active plan participants. Management has advised us that it believes the change is to a preferable method in the Company's circumstances for the following reasons. The elimination of the corridor will allow the Company to recognize over time all differences (versus only those outside the corridor) between the fair value of its postretirement benefit obligations and the amount reflected in the balance sheet. In addition, the use of an amortization period equal to the average remaining service period of active plan participants more closely matches the long-term expected costs of the Company's unfunded plans with the benefits provided by the Company's continuing employee workforce.

There are no authoritative criteria for determining a "preferable" amortization method based on the particular circumstances. However, we conclude that the change in the method of accounting for postretirement benefits other than pensions by the elimination of the corridor and the change in the amortization period to the average remaining service life of plan participants is a change to an acceptable alternative method which, based on management's business judgment to make this change, is preferable in the Company's circumstances. We have not conducted an audit in accordance with auditing standards generally accepted in the United States of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, and therefore, we do not express any opinion on any financial statements of the Company subsequent to that date.

                                             Very truly yours,

                                             /s/ Ernst & Young LLP